                                                           Exhibit 99B(9)(c)


                        TRANSFER AGENT SERVICES AGREEMENT

         This Agreement, dated as of the 20th day of January, 1995, made by and between THE ROULSTON FAMILY OF FUNDS, an Ohio Business Trust (the "Trust") operating as a registered investment company under the Investment Company Act of 1940, as amended (the "Act"), and duly organized and existing under the laws of the State of Ohio, and FUND/PLAN SERVICES, Inc. ("Fund/Plan"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                                WITNESSETH THAT:

         WHEREAS, the Trust is authorized by its Declaration of Trust ("Trust Instrument") to issue separate series of shares representing interests in separate investment portfolios (the "Series"), which Series are identified on Schedule "C" attached hereto and which Schedule "C" may be amended from time to time by mutual agreement of the Trust and Fund/Plan; and

         WHEREAS, the Trust desires to retain Fund/Plan to perform share transfer agency, redemption and dividend disbursing services as set forth in this Agreement and in Schedule "A" attached hereto, and to perform certain other functions in connection with these duties; and

         WHEREAS, Fund/Plan is registered with the Securities and Exchange Commission as a Transfer Agent as required under Section 17(A)(c) of the Securities Exchange Act of 1934, as amended ("1934 Act"); and

         WHEREAS, Fund/Plan is willing to serve in such capacity and perform such functions upon the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

         SECTION 1. The terms as defined in this Section wherever used in this Agreement, or in any amendment or supplement hereto, shall have the meanings herein specified unless the context otherwise requires.

         SHARE CERTIFICATES shall mean the certificates representing shares of stock of the Series.

         SHAREHOLDERS shall mean the registered owners of the Shares of the Series in accordance with the share registry records maintained by Fund/Plan for the Trust.

         SHARES shall mean the issued and outstanding shares of the Series.

         SIGNATURE GUARANTEE shall mean the guarantee of signatures by an "eligible guarantor institution" as defined in rule 17Ad-15 under the 1934 Act. Eligible guarantor institutions include banks, brokers, dealers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. Broker-dealers guaranteeing signatures must be members of a clearing corporation or maintain net capital of at least $100,000. Signature guarantees will be accepted from any eligible guarantor institution which participates in a signature guarantee program.

         ORAL INSTRUCTION shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to Fund/Plan in person or by telephone, telegram, telecopy or other mechanical or documentary means lacking original signature, by a person or persons reasonably identified to Fund/Plan to be a person or persons so authorized by a resolution of the Board of Trustees of the Trust.

         WRITTEN INSTRUCTION shall mean an authorization, instruction, approval, item or set of data or information of any kind transmitted to Fund/Plan in an original writing containing an original signature or a copy of such document transmitted by telecopy including transmission of such signature reasonably identified to Fund/Plan to be the signature of a person or persons so authorized by a resolution of the Board of Trustees of the Trust to give Written Instructions to Fund/Plan.

                            TRANSFER AGENCY SERVICES

         SECTION 2. Fund/Plan as Transfer Agent shall make original issues of Shares in accordance with Section 9 and 10 below and with each Series' Prospectus and Statement of Additional Information upon the written request of the Trust, and upon being furnished with (i) a certified copy of a resolution or resolutions of the Board of Trustees of the Trust authorizing such issue; (ii) an opinion of counsel as to the validity of such Shares; and (iii) necessary funds for the payment of any original issue tax applicable to such additional Shares.

         SECTION 3. Subject to the terms of the applicable prospectus then in effect transfers of Shares shall be registered and new Shares issued by Fund/Plan upon redemption of outstanding Shares, (i) in the form deemed by Fund/Plan to be properly endorsed for transfer, (ii) with all necessary endorser's signatures guaranteed pursuant to Rule 17Ad-15 under the 1934 Act, as amended, accompanied by, (iii) such assurances as Fund/Plan shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement, and (iv) satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes.

         SECTION 4. In registering transfers, Fund/Plan as Transfer Agent may rely upon the applicable commercial code or any other applicable law which, in the written opinion (a copy of which shall previously have been furnished to the Trust) of counsel, protect Fund/Plan and the Trust in not requiring complete documentation, in registering transfer without inquiry into adverse claims, in delaying registration for purposes of such inquiry, or in refusing registration where in its judgment an adverse claim requires such refusal.

         SECTION 5. With respect to confirmed trades received by Fund/Plan as Transfer Agent for the Series, Fund/Plan shall periodically notify the Trust of the current status of outstanding confirmed trades. Fund/Plan is authorized to cancel confirmed trades which have been outstanding for thirty (30) days. Upon such cancellation, Fund/Plan shall instruct the accounting agent to adjust the books of the Trust accordingly.

         SECTION 6. Fund/Plan will maintain stock registry records in the usual form in which it will note the issuance, transfer and redemption of Shares. Fund/Plan is responsible to provide reports of Share purchases, redemptions, and total Shares outstanding on the next business day after each net asset valuation. Fund/Plan is authorized to keep records, which will be part of the stock transfer records, in which it will note the names and registered address of Shareholders and the number of Shares and fractions thereof owned by them.

         SECTION 7. Fund/Plan in its capacity as Transfer Agent will, in addition to the duties and functions above-mentioned, perform the usual duties and functions of a stock transfer agent for an investment company as listed in Schedule "A" attached hereto. Fund/Plan may rely conclusively and act without further investigation upon any list, instruction, certification, authorization or other instrument or paper believed by it in good faith to be genuine and unaltered, and to have been signed, countersigned, or executed by duly authorized person or persons, or upon the instructions of any officer of the Trust, or upon the advice of counsel for the Trust or for Fund/Plan. Fund/Plan may record any transfer of Shares which is reasonably believed by it to have been duly authorized or may refuse to record any transfer of Shares if in good faith Fund/Plan in its capacity as Transfer Agent reasonably deems such refusal necessary in order to avoid any liability either of the Trust or Fund/Plan. The Trust agrees to indemnify and hold harmless Fund/Plan from and against any and all losses, costs, claims, and liability which it may suffer or incur by reason of so relying or acting or refusing to act. Fund/Plan shall maintain and reconcile all operating bank accounts necessary to facilitate all transfer agency processes; including, but not limited to, distribution disbursements, redemptions and payment clearance accounts.

         SECTION 8. In case of any request or demand for the inspection of the Share records of a Series, Fund/Plan as Transfer Agent shall endeavor to notify the Trust and to secure instructions as to permitting or refusing such inspection. Fund/Plan may, however, exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.

                               ISSUANCE OF SHARES

         SECTION 9. Prior to the daily determination of net asset value in accordance with the Series' Prospectus and Statement of Additional Information, Fund/Plan shall process all purchase orders received since the last determination of the Series' net asset value.

         Fund/Plan shall calculate daily the amount available for investment in Shares at the net asset value determined by the Series' pricing agent as of the close of regular trading on the New York Stock Exchange, the number of Shares and fractional Shares to be purchased and the net asset value to be deposited with the Custodian. Fund/Plan as agent for the Shareholders shall place a purchase order daily with the appropriate Series for the proper number of Shares and fractional Shares to be purchased and confirm such number to the Trust, in writing.

         SECTION 10. Fund/Plan having made the calculations provided for in
Section 9, shall thereupon pay over the net asset value of Shares purchased to the Custodian. The proper number of Shares and fractional Shares shall then be issued daily and credited by Fund/Plan to the Shareholder Registration Records. The Shares and fractional Shares purchased for each Shareholder will be credited by Fund/Plan to that Shareholder's separate account. Fund/Plan shall mail to each Shareholder a confirmation of each purchase, with copies to the Trust, if requested. Such confirmations will show the prior Share balance, the new Share balance, the amount invested and the price paid for the newly purchased Shares.

                                   REDEMPTIONS

         SECTION 11. Fund/Plan shall, prior to the daily determination of net asset value in accordance with the Series' Prospectus and Statement of Additional Information, process all requests from Shareholders to redeem Shares and determine the number of Shares required to be redeemed to make monthly payments, automatic payments or the like. Thereupon, Fund/Plan shall advise the Trust of the total number of Shares available for redemption and the number of Shares and fractional Shares requested to be redeemed. Fund/Plan as pricing agent shall then determine the applicable net asset value, whereupon Fund/Plan shall furnish the Trust with an appropriate confirmation of the redemption and process the redemption by filing with the Custodian an appropriate statement and make the proper distribution and application of the redemption proceeds in accordance with each Series' Prospectus and Statement of Additional Information then in effect. The stock registry books recording outstanding Shares, the Shareholder Registration Records and the individual account of the Shareholder shall be properly debited.

         SECTION 12. The proceeds of redemption shall be remitted by Fund/Plan in accordance with the appropriate Series' Prospectus and Statement of Additional Information, by check mailed to the Shareholder at the Shareholder's registered address or wired to an authorized bank account.

         For the purposes of redemption of Shares which have been purchased within 15 days of a redemption request, the Trust shall provide Fund/Plan, from time to time, with Written Instructions concerning the time within which such requests may be honored.

                                    DIVIDENDS

         SECTION 13. The Trust shall notify Fund/Plan of the date of each dividend declaration or capital gains distribution. In addition, the Trust shall provide to Fund/Plan five business days' prior written notice of the record date for determining the Shareholders entitled to payment. The per-share payment amount of any dividend or capital gain shall be determined by the Trust after receipt of necessary information from and consultation with Fund/Plan.

         SECTION 14. On or before each payment date, the Trust will notify Fund/Plan in its capacity as dividend disbursing agent of the total amount of the dividend or distribution currently payable. Fund/Plan will, on the designated payment date, automatically reinvest all dividends in additional Shares except in cases where Shareholders have elected to receive distribution in cash, in which case Fund/Plan will mail distribution checks to the Shareholders for the proper amounts payable to them from monies transferred by the Custodian to Fund/Plan for that purpose.

                                      FEES

         SECTION 15. The Trust agrees to pay Fund/Plan compensation for its services and to reimburse it for expenses, at the rates and amounts as set forth in Schedule "B" attached hereto, and as shall be set forth in any amendments to such Schedule "B" approved by the Trust and Fund/Plan. The Trust agrees and understands that Fund/Plan's compensation will be comprised of two components, payable on a monthly basis, as follows:

                           (i)      An annual Shareholder account maintenance
fee calculated by multiplying the monthly average number of accounts in each Series by one twelfth (1/12th) the per account fee as stated in Schedule "B", subject to a minimum fee per Series, which fee the Trust hereby authorizes Fund/Plan to collect by debiting the Trust's custody account for invoices which are rendered for such services performed. The invoices for the services performed will be sent to the Trust after such debiting with the indication that payment has been made; and

                           (ii)     reimbursement of any reasonable out-of-
pocket expenses paid by Fund/Plan on behalf of the Trust, which out-of-pocket expenses will be billed to the Trust within the first ten calendar days of the month following the month in which such out-of-pocket expenses were incurred. The Trust agrees to reimburse Fund/Plan for such expenses within ten calendar days of receipt of such bill.

         For the purpose of determining fees payable to Fund/Plan, the value of each Series' net assets shall be computed at the times and in the manner specified in each Series' Prospectus and Statement of Additional Information then in effect.

         During the term of this Agreement, should the Trust seek services or functions in addition to those outlined above or in Schedule "A" attached, a written amendment to Agreement Schedule "A" and Schedule "B", as necessary, specifying the additional services and corresponding compensation shall be executed by both Fund/Plan and the Trust.

                               GENERAL PROVISIONS

         SECTION 16. Fund/Plan shall maintain records (which may be part of the stock transfer records) in connection with the issuance and redemption of Shares, and the disbursement of dividends and dividend reinvestments, in which will be noted the transactions effected for each Shareholder and the number of Shares and fractional Shares owned by each Shareholder. Fund/Plan agrees to make available upon request and to preserve for the periods prescribed in Rule 31a-2 under the Act, any records relating to services provided under this Agreement which are required to be maintained by Rule 31a-1 under the Act.

         SECTION 17. In addition to the services as Transfer Agent and dividend disbursing agent set forth above, Fund/Plan will perform other services for the Trust as agreed upon from time to time, including but not limited to, preparation of and mailing Federal Tax Information Forms and mailing semi-annual reports to shareholders of the Trust.

         SECTION 18. Nothing contained in this Agreement is intended to or shall require Fund/Plan in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the Custodian or the New York Stock Exchange are closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the New York Stock Exchange and the Custodian are open.

         SECTION 19.

                  (a) Fund/Plan, its directors, officers, employees, shareholders and agents shall only be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, in connection with the performance of this Agreement that result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of Fund/Plan in the performance of its obligations and duties under this Agreement.

                  (b) Any person, even though also a director, officer, employee, shareholder or agent of Fund/Plan, who may be or become an officer, trustee, employee, or agent of the Trust, shall be deemed, when rendering services to such entity or acting on any business of the Trust (other than services or business in connection with Fund/Plan's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent of, or one under the control or direction of Fund/Plan even though that person is being paid salary by Fund/Plan.

                  (c) Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless Fund/Plan, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which Fund/Plan may sustain or incur or which may be asserted against Fund/Plan by any person by reason of, or as a result of (i) any action taken or omitted to be taken by Fund/Plan in good faith hereunder; (ii) any action taken or omitted to be taken by Fund/Plan in good faith in reliance upon any certificate, instrument, order, or stock certificate or other document reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an authorized person of the Trust or upon the opinion of legal counsel to the Trust, or its own counsel; or (iii) any action taken or omitted to be taken by Fund/Plan in connection with its appointment under this Agreement, which action or omission was taken in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended, or repealed. Indemnification under this subparagraph, however, shall not apply to actions or omissions of Fund/Plan or its directors, officers, employees, shareholders, or agents in cases of its or their willful misfeasance, bad faith, gross negligence or reckless disregard of its or their duties hereunder.

                  (d) Fund/Plan shall give written notice to the Trust within thirty (30) business days of receipt by Fund/Plan of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. The failure to notify the Trust of such written assertion or claim shall not, however, operate in any manner whatsoever to relieve the Trust of any liability arising under this Section or otherwise, except to the extent that failure to give notice prejudices the Trust.

                  (e) For any legal proceeding giving rise to this indemnification, the Trust shall be entitled to defend or prosecute any claim in the name of Fund/Plan at its own expense and through counsel of its own choosing if it gives written notice to Fund/Plan within thirty (30) business days of receiving notice of such claim. Notwithstanding the foregoing, Fund/Plan may participate in the litigation at its own expense through counsel of its own choosing. In the event the Trust chooses to defend or prosecute such claim, the parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.

                  (f) The Trust shall not settle any claim under Section 19(d) and 19(e) without Fund/Plan's express written consent, which consent shall not be unreasonably withheld. Fund/Plan shall not settle any such claim without the Trust's express written consent, which likewise shall not be unreasonably withheld.

         SECTION 20. Fund/Plan is authorized, upon receipt of Written Instructions from the Trust, and as described in the prospectus to make payment upon redemption of Shares without a signature guarantee. The Trust hereby agrees to indemnify and hold Fund/Plan, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demands, losses whatsoever arising out of or in connection with a payment by Fund/Plan upon redemption of Shares pursuant to Written Instructions and without a signature guarantee; upon the request of Fund/Plan, the Trust shall assume the entire defense of any action, suit or claim subject to the foregoing indemnity. Fund/Plan shall notify the Trust of any such action, suit or claim within thirty
(30) days after receipt by Fund/Plan of notice thereof.

         SECTION 21.

                  (a) The initial term of this Agreement shall be for a period commencing on the date of this Agreement and ending on a date two (2) years following the Exchange Date of the reorganization described in the Agreement and Plan of Reorganization and Liquidation between the Trust and The Advisors' Inner Circle Fund ("Initial Term").

                  (b) The fee schedule set forth in Schedule "B" attached shall be fixed for the Initial Term of this Agreement. Thereafter, the fee schedule will be subject to review and adjustment, not to exceed 10% of those fees set forth in Schedule "B."

                  (c) For any period after the Initial Term of this Agreement, the Trust or Fund/Plan may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which date shall not be less than one hundred eighty (180) days after the date of giving notice. Upon the effective termination date, the Trust shall pay to Fund/Plan such compensation as may be due as of the date of termination and shall likewise reimburse Fund/Plan for any out-of-pocket expenses and disbursements reasonably incurred by Fund/Plan to such date.

                  (d) This Agreement also may be terminated at any time for "cause," after the giving of not less than sixty (60) days' notice.

                  For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) the commencement of a judicial, regulatory or administrative proceeding by either state or federal authorities in which criminal, illegal or unethical behavior in the conduct of its business has been alleged against the party to be terminated; (c) financial difficulties on the part of the party to be terminated which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; (d) any assignment (as that term is defined in the 1940 Act) of this Agreement by Fund/Plan, including any direct or indirect transfer or hypothecation of a controlling block of Fund/Plan's voting securities by a security holder thereof, shall permit the Trust to terminate for cause; or (e) any circumstance which substantially impairs the performance of the obligations and duties of the party to be terminated, or the ability to perform those obligations and duties, as contemplated herein.

         (e) If a successor to any of Fund/Plan's duties or responsibilities under this Agreement is designated by the Trust by written notice to Fund/Plan in connection with the termination of this Agreement, Fund/Plan shall promptly upon such termination and at the expense of the Trust, transfer all records and shall cooperate in the transfer of such duties and responsibilities.

         SECTION 22. The Trust shall file with Fund/Plan a certified copy of each resolution of its Board of Trustees authorizing the execution and transmittal of Written Instructions or the transmittal of Oral Instructions, as provided in Section 1 of this Agreement.

         SECTION 23. The Trust shall promptly turn over to Fund/Plan such of the Series' accounts and records previously maintained by or for it as are requested by Fund/Plan to perform its functions under this Agreement. The Trust authorizes Fund/Plan to rely on such Accounts and Records turned over to it and hereby indemnifies and holds Fund/Plan, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demands and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such accounts and records.

         Fund/Plan shall make reasonable efforts to isolate and correct any inaccuracies, omissions, discrepancies, or other deficiencies in the Accounts and Records delivered to Fund/Plan, to the extent such matters are disclosed to Fund/Plan or are discovered by it and are relevant to its performance of it functions under this Agreement; however, Fund/Plan expressly makes no warranty or representation that any error, omission or deficiency can be satisfactorily corrected. The Trust shall provide Fund/Plan with such assistance as it may reasonably request in connection with its efforts to correct such matters. The Trust agrees to pay Fund/Plan on a current and ongoing basis for its reasonable time and costs expended on the correction of such matters at an hourly rate of $50.00, said payment to be in addition to the fees and charges agreed to for the normal services rendered under this Agreement.

         SECTION 24. This Agreement may be amended from time to time by a written agreement executed by the Trust and Fund/Plan.

         SECTION 25. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:

   If to the Trust:                                         If to Fund/Plan:
   ----------------                                         ----------------
     The Roulston Family of Funds                  Fund/Plan Services, Inc.
     4000 Chester Avenue                           2 West Elm Street
     Cleveland, OH 44103                           Conshohocken, PA 19428
     Attention:  Scott D. Roulston,                Attention: Kenneth J. Kempf,
     President                                     President

         SECTION 26. The Trust represents and warrants to Fund/Plan that the execution and delivery of this Agreement by the undersigned officers of the Trust has been duly and validly authorized by resolution of the Board of Trustees of the Trust.

         SECTION 27. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         SECTION 28. This Agreement shall extend to and shall be binding upon the Parties and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund/Plan or by Fund/Plan without the written consent of the Trust, authorized or approved by a resolution of their respective Boards of Directors or Trustees.

         SECTION 29. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania and the venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.

         SECTION 30. No provision of this Agreement may be amended or modified, in any manner except in writing, properly authorized and executed by Fund/Plan and the Trust.

         SECTION 31. If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid, provided that the basic agreement is not thereby substantially impaired.

         SECTION 32. The Trust is a business trust organized under Chapter 1746, Ohio Revised Code, and under its Trust Instrument, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Ohio as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Roulston Family of Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust personally, but bind only the assets of the Trust, as set forth in Section 1746.13(A), Ohio Revised Code, and all persons dealing with any of the Series of the Trust must look solely to the assets of the Trust belonging to such Series for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement consisting in its entirety, of twelve typewritten pages, together with Schedules "A," "B" and "C," to be signed by their duly authorized officers as of the day and year first above written.


The Roulston Family of Funds                   Fund/Plan Services, Inc.

---------------------------------              --------------------------------
By:  Scott D. Roulston, President              By: Kenneth J. Kempf, President

                 AMENDMENT TO TRANSFER AGENT SERVICES AGREEMENT

         This AGREEMENT, dated as of the 1st day of January , 1997, made by and between Fairport Funds (formerly known as The Roulston Family of Funds), a business trust (the "Trust") operating as an open-end management investment company registered under the Investment Company Act of 1940, as amended, duly organized and existing under the laws of the State of Ohio and FPS Services, Inc. ("FPS") (formerly known as Fund/Plan Services, Inc.), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                                WITNESSETH THAT:

         WHEREAS, the Trust and FPS entered into an Transfer Agent Services Agreement dated January 20, 1995, wherein FPS agreed to provide certain shareholder services to the Trust (the "Agreement"); and

         WHEREAS, the Parties wish to amend the Agreement to reflect (i) the respective change in names of the Parties; (ii) amendments to the services and fees as set forth on the attached Schedules "A" and "B" respectively of the Agreement; and (iii) the respective change of the names of the Trust's separate series of shares as set forth on the attached Schedule "C."

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree:

          1. That Schedule "A" of the Agreement be replaced in its entirety with Schedule "A" attached hereto;

          2. That Schedule "B" of the Agreement be replaced in its entirety with Schedule "B" attached hereto; and

          3. That Schedule "C" of the Agreement be replaced in its entirety with Schedule "C" attached hereto.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement, consisting of one type-written page, together with Schedules "A," "B" and "C," to be signed by their duly authorized officers as of the day and year first above written.

Fairport Funds                               FPS Services, Inc.
-----------------                            ---------------------


-------------------------------              -----------------------------
Scott D. Roulston, Chairman                  Kenneth J. Kempf, President

                                                                 SCHEDULE "A"
                                                                 =============
                                                          DATED JANUARY 1, 1997
                                                          =====================

                   FUND TRANSFER AGENT/SHAREHOLDER SERVICES
                                       FOR
                                 FAIRPORT FUNDS

Under this Agreement, the following services shall be provided:

I. - Shareholder File Services

     1. Establish new accounts and enter demographic data into shareholder base. Includes in-house processing and NSCC - Fund/SERV - Networking transmissions.

     2. Create Customer Information File (CIF) to link accounts within the Fund and across funds within the Fund Group. Facilitates account maintenance, lead tracking, quality control, household mailings and combined statements.

     3. 100% quality of new account information, including verification of initial investment.

* 4. Systematic linkage of shareholder accounts with exact matches on SSN and address for the purpose of consolidated account history reporting. Periodic production of laser printed combined statements.

* 5. Production of household mailing labels which enable the Fund to do special mailings to each address in the Fund Group rather than each account.

     6. Maintain account and customer file records based on shareholder request and routine quality review.

     7. Maintain tax ID certification and NRA records for each account, including backup withholding.

     8.  Provide written confirmation of address changes.

     9. Produce shareholder statements for daily activity, dividends, on-request, third party, and periodic mailings.

* 10. Produce shareholder lists, labels and ad hoc reports to Fund management as requested.

     11. Automated processing of dividends and capital gains with daily, monthly, quarterly or annual distributions. Payment options include reinvestment, directed payment to another fund, cash via mail, Fed wire or ACH.

     12. Image all applications, account documents, data changes, correspondence, monetary transactions, and other pertinent shareholder documents.

II. - Shareholder Services

     1. Provide quality service through a staff of highly trained NASD licensed customer service personnel, including phone, research and correspondence representatives.

     2. Answer shareholder calls: provide routine account information, transaction details including direct and wire purchases, redemptions, exchanges, systematic withdrawals, pre-authorized drafts, FundSERV and wire order trades, problem solving and process telephone transactions.

     3. Silent monitoring of shareholder calls by the phone supervisor to ensure exceptional customer service.

     4. Record and maintain tape recordings of all shareholder calls for a six month period.

     5. Phone Supervisor produces daily management reports of shareholder calls which track volumes, length of calls, average wait time and abandoned call rates to ensure quality service.

     6. Phone representatives are thoroughly trained through in house training programs on the techniques of providing Exceptional Customer Service.

     7. Customer inquiries received by letter or telephone are thoroughly researched by a correspondence team member. These inquires include such items, as account/customer file information, complete historical account information, stop payments on checks, transaction details, and lost certificates.

III. - Investment Processing

     1.   Initial investment (checks or Fed wires).

     2. Subsequent investments (checks or Fed wires) processed through lock box.

     3.   Pre-authorized investments (PAD) through ACH system.

     4.   Government allotments through ACH system.

     5.   Prepare and process telephone purchase transactions.

*    6.   NSCC-FundSERV trades.

IV. - Redemption Processing

     1.   Process letter redemption requests.

     2.   Process telephone redemption transactions.

     3. Establish Systematic Withdrawal File and process automated transactions on monthly basis.

     4.   Issue checkbooks and process checkbook redemptions through agent bank.

     5. Redemptions proceeds distributed to shareholder by check, Fed wire or ACH processing.

*    6.   Provide NSCC - FundSERV trade processing.

V. -  Exchange & Transfer Processing

     1.   Process legal transfers.

     2.   Issue and cancel certificates.

     3. Replace certificates through surety bonds (separate charge to shareholder).

     4.   Process exchange transactions (letter and telephone request).

     5.   Process ACATS transfers.

VI. - Retirement Plan Services

     1. Fund sponsored IRAs offered using Semper Trust Company as custodian. Services include:
           a.  Contribution processing
           b.  Distribution processing
           c.  Apply rollover transactions
           d.  Process Transfer of Assets
           e.  Letters of Acceptance to prior custodians
           f.  Notify IRA holders of 70-1/2 requirements
           g.  Calculate Required Minimum Distributions (RMD)
           h.  Maintain beneficiary information file
           i.  Solicit birth date information

     2. Fund sponsored SEP-IRA plans offered using Semper Trust Company as custodian. Services include those listed under IRA's and:
          a.  Identification of employer contributions

     3.   Fund sponsored Qualified plans offered:
          a.  Plan document available

         b.  Omnibus/master account processing only
         c.  Produce annual statements
         d.  Process contributions
         e.  Process distributions
         f.  Process rollover and Transfer of Assets transactions

VII. - Settlement & Control

     1. Daily review of processed shareholder transactions to assure input was processed correctly. Accurate trade activity figures passed to Fund's Accounting Agent by 10:00 a.m. EST.

     2. Preparation of daily cash movement information to be passed to the Fund's Accounting Agent and Custodian Bank by 10:00 a.m. EST for use in determining Fund's daily cash availability.

     3. Prepare a daily share reconcilement which balances the shares on the Transfer Agent system to those on the books of the Fund.

     4. Resolve any outstanding share or cash issues that are not cleared by trade date + 2.

     5. Process shareholder adjustments to include the proper notification of any booking entries needed, as well as any necessary cash movement.

     6. Settlement and review of Fund's declared dividends and capital gains to include the following:

           a.   Review record date report for accuracy of shares.

           b. Preparation of dividend settlement report after dividend is posted. Verify the posting date shares, the rate used and the NAV price of reinvest date to ensure dividend was posted properly.
           c.   Distribute copies to the Fund's Accounting Agent.
           d.   Preparation of the checks prior to being mailed.
           e.   Sending of any dividends via wires if requested.
           f. Preparation of cash movement information for the cash portion of the dividend payment on payable date.

     7. Placement of stop payments on dividend and liquidation checks as well as the issuance of their replacements.

     8. Maintain inventory control for stock certificates and dividend check form.

     9. Aggregate tax filings for all FPS clients. Monthly deposits to the IRS of all types withhold from shareholder disbursements, distributions and foreign account distributions. Correspond with the IRS concerning any of the above issues.

     10.  Timely settlement and cash movement for all NSCC/FundSERV activity.

VIII. - Year End Processing

     1. Maintain shareholder records in accordance with IRS notices for under-reporting and invalid Tax IDs. This includes initiating 31% backup withholding and notifying shareholders of their tax status and the corrective action which is needed.

     2. Conduct annual W-9 solicitation of all uncertified accounts. Update account tax status to reflect backup withholding or certified status depending upon responses.

     3. Conduct periodic W-8 solicitation of all non-resident alien shareholder accounts. Update account tax status with updated shareholder information and treaty rates for NRA tax.

     4. Review IRS Revenue Procedures for changes in transaction and distribution reporting and specifications for the production of forms to ensure compliance.

     5. Coordinate year end activity with client. Activities include producing year end statements, scheduling record dates for year dividends and capital gains, production of combined statements and printing of inserts to be mailed with tax forms.

     6. Distribute Dividend Letter to funds for them to sign off on all distributions paid year to date. Dates and rates must be authorized so that they can be used for reporting to the IRS.

     7. Coordinate the ordering of form stock and envelopes from vendor in preparation of tax reporting. Review against IRS requirements to ensure accuracy.

     8. Prepare form flashes for the microfiche vendor. Test and oversee the production of fiche for year end statements and tax forms.

     9. Match and settle tax reporting totals to fund records and on-line data from Investar.

     10. Produce forms 1099R, 1099B, 1099Div, 5498, 1042S and year end valuations. Quality assure forms before mailing to shareholders.

     11. Monitor IRS deadlines and special events such as cross over dividends and prior year IRA contributions.

     12. Prepare IRS magnetic tapes and appropriate forms for the filing of all reportable activity to the Internal Revenue Service.

IX. - Client Services

     1. An Account Manager is assigned to each relationship. The Account Manager acts as the liaison between the Fund and the Transfer Agency. Responsibilities include scheduling of events, system enhancement implementation, special promotion/event implementation and follow-up, and constant fund interaction on daily operational issues.

          Specifically:

          a. Scheduling of dividends, proxies, report mailing and special mailings.
          b. Coordinate with the Fund the shipment of materials for scheduled mailings.
          c. Liaison between the Fund and support services for preparation of proofs and eventual printing of statement forms, certificates, proxy cards, envelopes, etc.
          d. Handle all notification to the client regarding proxy tabulation through the meeting. Coordinate scheduling of materials, including voted cards, tabulation letters, and shareholder list, to be available for the meeting.
          e. Order special reports, tapes, discs for special systems requests received.
          f. Implement any new operational procedures, i.e., check writing feature, load discounts, minimum waivers, sweeps, telephone options, PAD promotions, etc.
          g. Coordinate with systems, services and operations any special events, i.e., mergers, new fund start ups, small account liquidations, combined statements, household mailings, additional mail files, etc.
          h. Prepare standard operating procedures and review prospectuses for new start up funds and our current client base. Coordinate implementation of suggested changes with the Fund.
          i. Liaison between the Fund and the Transfer Agency staff regarding all service and operational issues.

     2.   Proxy Processing  (Currently one free per year)
          a.   Coordinate printing of cards with vendor.
          b.   Coordinate mailing of cards with Account Manager and mailroom.
          c. Provide daily report totals to Account Manager for client notification.
          d.   Preparation of affidavit of mailing documents.
          e.   Provide one shareholder list.
          f.   Prepare final tabulation letter.

     3.   Blue Sky Processing

          a. Maintain file with additions, deletions, changes and updates at the Fund's direction.
          b. Provide daily and monthly reports to enable the Fund to do necessary state filings.

     *Separate fees will apply for these services.

                                  DAILY REPORTS
                                  -------------

           REPORT NUMBER              REPORT DESCRIPTION
           -------------              ------------------
                --                    Daily Activity Register
                024                   Tax Reporting Proof
                051                   Cash Receipts and Disbursement Proof
                053                   Daily Share Proof
                091                   Daily Gain/Loss Report
                104                   Maintenance Register
                044                   Transfer/Certificate Register
                056                   Blue Sky Warning Report


                                  MONTHLY REPORTS
                                  ---------------

     REPORT DESCRIPTION
     ------------------

     Blue Sky
     Certificate Listing
     State Sales and Redemption
     Monthly Statistical Report
     Account Demographic Analysis
     MTD Sales - Demographics by Account Group
     Account Analysis by Type

                                                                   SCHEDULE "B"
                                                                   ============
                                                          DATED JANUARY 1, 1997
                                                          =====================

                      TRANSFER AGENT SERVICES FEE SCHEDULE
                                       FOR
                                 FAIRPORT FUNDS

          This Fee Schedule is fixed for a period of two years from January 1, 1997 and shall not increase greater than 10% during the one year period beginning January 1, 1999.

I.   Base Fees
     ---------

     A)  Account Maintenance
         -------------------

           $15.00 per Account per year Annual Maintenance Fee subject to a minimum monthly fee of $2,500 for Fairport Midwest Growth Fund, $2,500 for Fairport Growth and Income Fund and $2,000 for Fairport Government Securities Fund.

     B)  IRA's, 403(b) Plans, Defined Contribution/Benefit Plans:
         --------------------------------------------------------
           $12.00 per Account per Year Annual Maintenance Fee

II.  Out of Pocket Expenses:
     -----------------------
     The Trust will reimburse FPS monthly for all reasonable out-of-pocket expenses, including telephone, postage (including overnight services), overdraft charges, Fund/SERV and Networking expenses, telecommunications (fax etc.), special reports, record retention, transportation costs as incurred and copying and sending materials to auditors and/or regulatory agencies as incurred and approved.

III. Other Services Not Covered By This Agreement
     --------------------------------------------
     Activities of a non-recurring nature, including but not limited to, fund consolidations, mergers, acquisitions, reorganizations, the addition or deletion of a series, and shareholder meetings/proxies, are not included herein, and will be quoted separately. To the extent the Trust should decide to issue multiple/separate classes of shares, additional fees may apply. Any additional/enhanced services or reports will be quoted upon request.

                                                                 SCHEDULE "C"
                                                                 ============
                                                              JANUARY 1, 1997
                                                              ===============

                            Identification of Series
                            ------------------------

Below are listed the "Series" to which services under this Agreement are to be performed as of the execution date of this Agreement:

                                 Fairport Funds

                           1.  Fairport Midwest Growth Fund
                           2.  Fairport Growth and Income Fund
                           3.  Fairport Government Securities Fund


This Schedule "C" may be amended from time to time by agreement of the Parties.